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                                                                    Exhibit 99.1
FOR IMMEDIATE RELEASE                               Contact: Brad Hollinger, CEO
                                                                Clint Fegan, CFO
                                                                  (717) 796-6100


                   BALANCED CARE INITIATES RESTRUCTURING PLAN

Mechanicsburg, PA, December 10, 2000----Balanced Care Corporation (AMEX:BAL) announced today that it has initiated negotiations regarding the restructuring of certain of its facility rental obligations. The Company also indicated that effective immediately, it is reducing rent payments for certain facilities. It is the Company's goal to negotiate restructured financial arrangements that reflect the economics of many of these facilities.

The payment reductions of $1.3 million per month affect five landlords. The reduced rentals are primarily related to newly constructed facilities that are in various stages of lease-up and require additional capital to reach maturity. It is the Company's belief that over time these assets will reach stabilization and contribute to cash flow.

The rent reductions constitute monetary defaults under certain of the Company's facility leases, and provide the landlords with various remedies, including, but not limited to, termination of the rental agreements. These monetary defaults could trigger defaults under other rental agreements with the same landlord or with the Company's other landlords or lenders. The Company has received a notice of default from one of the affected landlords.

It is important to note that except for a portion of the Company's facility rent expenses, the Company generates sufficient cash flow to meet its operating expenses, including facility level and corporate costs. The restructuring is intended to more effectively match operating cash flow with rent obligations for the long-term benefit of the portfolio and the landlords. The Company believes, but cannot ensure, that it will be able to reach a timely and satisfactory resolution of outstanding issues with affected landlords.

Balanced Care currently operates 68 facilities with system-wide capacity of 4,691 residents. When the remaining facility currently under construction is in operation, the Company will operate 69 facilities with resident capacity of 4,797.

Balanced Care Corporation utilizes assisted living facilities as the primary service platform to provide an array of health care and hospitality services, including preventive care and wellness, medical rehabilitation, Alzheimer's/dementia care and, in certain markets, extended care services.

Except for the historical information contained in the press release, the matters discussed herein contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. These include risks associated with, among other things, substantial debt and operating lease payment obligations, managing rapid expansion, the need for additional financing, the possibility of rising interest rates, securing necessary licensing and permits, construction delays, cost increases on new construction and increased competition. These and other risks are set forth in the Company's Annual Report on Form 10-K (as amended) for the fiscal year ended June 30, 2000 and other reports filed with the Securities and Exchange Commission.